EXHIBIT 99.2

CORPORATE PARTICIPANTS

Kathy Waller

IntraLase Corp - Financial Relations

Bob Palmisano

IntraLase Corp - President and CEO

Shelley Thunen

IntraLase Corp - EVP and CFO

CONFERENCE CALL PARTICIPANTS

David Maris

Bank of America - Analyst

Charles Olsziewski

Oppenheimer - Analyst

Jason Mills

First Albany Capital - Analyst

Peter Bye

CitiGroup - Analyst

Jennifer Hsui

RBC Capital Markets - Analyst

Kevin Reeder

Silvergate Capital - Analyst

Andy Schopick

Nutmeg Securities - Analyst

Brian Delaney

EnTrust Capital - Analyst

Larry Haimovitch

HMTC - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by and welcome to the IntraLase Corp third quarter 2005 conference call. My name is Carlo and I will be your coordinator for today’s presentation. (Operator Instructions) It is now my pleasure to turn the presentation over to your host for today’s conference, Kathy Waller, the Financial Relations Board. Please proceed, ma’am.

Kathy Waller - IntraLase Corp - Financial Relations

Thank you, Carlo. Good morning, everyone. On behalf of IntraLase, I’d like to welcome everyone to today’s third quarter conference call. IntraLase’s news release, detailing third-quarter and nine-month results, was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the Company’s website at www.IntraLase.com, or simply contact Ryan Herron at (949) 859-5230, extension 188, and he’ll get you one immediately.

Joining us today from management are Bob Palmisano, President and Chief Executive Officer, and Shelley Thunen, Executive Vice President and Chief Financial Officer. Bob will review key IntraLase accomplishments for the quarter and Shelley will then provide a detailed review of the income statement and balance sheet trends. Bob will conclude his remarks with some comments concerning the remainder of 2005, and then we’ll open up the call for your questions.

Before turning the call over to Bob, I’d like to remind everyone that this presentation includes forward-looking statements and actual results could vary. For discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the “Risk Factors” section of the IntraLase Form 10-Q for the second quarter 2005 and the press release dated today, October 25, 2005. Now I’d like to turn the call over to Bob. Bob?

Bob Palmisano - IntraLase Corp - President and CEO

Thanks Kathy, and good morning to everyone. Let me begin this call with some highlights from the recent annual meeting of the American Academy of Ophthalmologists, one of the largest ophthalmology shows in the world, held earlier this month in Chicago. Attendance was excellent with advance registration figures showing approximately 12,000 physicians registered to attend, a 5% increase for US physicians and a 21% increase for international physicians, as compared to last year, and the highest attendance since 1999.

IntraLase is clearly a topic of intense interest in the refractive community, with about 25% of the refractive subspecialty sessions discussing the use and outcomes of the IntraLase FS laser. Numerous randomized prospective studies, with over 900 eyes treated, conducted by well-respected clinical researchers, including Steve Schallhorn of the Navy, Dan Durrie, Dick Lindstrom, and Ed Manche of Stanford have proven that patients achieve better vision when the corneal flap, the first step of LASIK surgery, is made with the IntraLase laser.

Also, a potential competitor unveiled a product at the show which served to emphasize, again, our technology and market lead. I will discuss this in more detail in just a bit.

Before I discuss the specifics of the quarter, let me remind you of IntraLase’s market opportunity. Worldwide, there are approximately 4,500 LASIK surgery practices, with approximately 1.4 million LASIK procedures being performed in the US and almost 2 million procedures done outside the US. The IntraLase laser is the laser of choice for creating a corneal flap among innovative, thought-leading surgeons and we have superior clinical data supporting our claim of “better medicine and better patient outcomes.”

Turning to the quarter, I must say, we continue to be very pleased with our performance on a consolidated basis. We once again increased revenues by about 50%. Worldwide laser placements were excellent. Procedure volumes in a quarter— that is seasonally the lowest of the year— were strong, particularly internationally. We delivered our third profitable quarter in a row and we were modestly cash-flow positive. Laser placements worldwide continue to grow at an impressive rate, reflecting continued demand, adoption of our technology both in the US and abroad. During the quarter, IntraLase shipped 34 lasers worldwide, bringing our total installed base to 327 lasers at the end of September.

Regarding our progress on per procedure patient interfaces, unit sales, we sold approximately 83,000 for the quarter. Year-over-year, we saw a 65% increase from the comparable quarter last year. The third quarter is generally a seasonally slow quarter and, as a result, was down by about 3% from the second quarter. There’s so much talk about the impact of the hurricanes, higher gas prices, and the resultant drop in consumer confidence. We definitely saw a slower than usual September than in the past. However, we believe our strategy of building a global presence gives us strength, as we are not dependent on any single geographical or economy for growth.

In the third quarter, we had very strong results from Europe and Asia and, at least in Asia, no apparent seasonality. It is also important to remind you that IntraLase has no foreign currency exposure and is the only company to consistently capture a per procedure fee internationally. This is a big differentiator for IntraLase. We have now sold into 24 countries, adding China and Poland to our markets served in this past quarter.

Based on the available industry data in the US market, we estimate that IntraLase lasers performed approximately 19% to 20% of domestic corneal-flap procedures during the third quarter, up from about 18% market share in the second quarter, and 15% a year ago. We think it’s notable that IntraLase has increased its US market share every single quarter since our laser was brought to market. We see this trend being sustained throughout the remainder of the year. Internationally, it is more difficult to obtain meaningful market share data; however, we would like to share some information with you about the international markets.

Some of the largest individual country markets outside the US are Canada, Germany, Spain, Italy, Korea, and China, all of which we have already penetrated. Another good market for us is Japan, which is quite under-penetrated as compared to the population eligible for LASIK, but is dominated by two major LASIK practices with multiple centers, both of whom are our customers. The opportunity, internationally, can be expanded both by penetrating countries more fully, and by expanding into new distribution markets. To that end, we obtained approval to sell into

Japan— excuse me, into China— in mid-September, thus opening a large potential market, and expect to begin selling in the larger Latin American market in 2006.

Our theme is “Better Medicine, Better Business.” We have been able to provide both to our surgeon customers. I spoke about clinical data earlier, but on the Better Business side we have, for the third year in a row, a survey conducted by SM2 Consulting. The most recent was conducted earlier this year, published in Cataract and Refractive Surgery Today’s October 2005 issue, shows that pricing premiums achieved by surgeons using the IntraLase laser were sustainable and, in fact, have increased in the past year. On average, the recent study indicates a price increase of approximately $394 per eye. What this means is that the breakeven point is now lower than 50 procedures per month and could be as low as 32 procedures per month. This represents very attractive economics for our customers, as well as superlative outcomes for patients.

Validating the market opportunity IntraLase is creating, we saw one new potential competitor at AAO and another one talking about a prototype in 2007. 20/10 Perfect Vision out of Heidelberg, Germany, which has been showing its product for several years, appears to have just begun to cut corneal flaps in human eyes, and seems to have recently repositioned its product more to therapeutics as a lead application. Wavelight, a well-respected engineering company in Germany, is saying that it is completing a prototype for its femtosecond laser and hopes to have a product in the market by late 2006 or 2007. And one other potential competitor, Ziemer Ophthalmic Systems in Switzerland, who developed the AMADEUS mechanical microkeratome, showed a model of a femtosecond laser. We believe their design closely mimics their mechanical microkeratome.

We are very respectful of future competitors. However every company, including IntraLase, who has tried to enter the femtosecond market, has significantly underestimated the task of proceeding from a laboratory experiment on animal eyes to treating human eyes in a clinical setting. Doctors using an IntraLase system have treated over 500,000 human eyes. We have learned much and continue to learn much about how best to use this very sophisticated technology to maximize clinical outcomes. This learning is still ahead of all future competitors.

We continue our three-pronged approach to competition. First, we maximize our first-to-market advantage by selling to opinion-leading surgeons worldwide, thus amassing more and more clinical experience and data.

Secondly, continue to improve our own products and move them forward technologically and clinically. We began installing the 30kHz laser and installing upgrades in the third quarter. The FS30 halves the procedure time to just under 30 seconds and enables tighter spot placement, which facilitates easier flap lifts and enhances the surgical experience. In short, practices experience higher patience throughput and patients will enjoy greater intraoperative comfort. And because of the FS30’s vastly superior technical and superior outcomes, the barrier to entry has become more daunting for competition. The bar has been set very, very high.

And finally, IP. We continue to build our already strong intellectual property position. In the US, we own or license what we believe to be fundamental patents in the areas of subsurface photodisruption of corneal tissue with an ultra-fast laser and of corneal fixation and cornea-laser reference, which is crucial for accurate delivery of laser energy to a precise location selected by the surgeon.

We have, or are in the process of obtaining, foreign protection for many of these patents in key international markets. In addition, we have an active R&D pipeline, which has resulted in three new US patents in 2005 to date, including one which covers the unique way in which our system mitigates the accumulation of gases in the eye during the procedure. And we have more patent applications in various stages of prosecution in the US and internationally.

Perhaps most importantly, we have developed a deep reservoir of proprietary know-how in the area of ultra-fast lasers and laser tissue interaction that can only be obtained through many years of clinical research and successful treatment of real patients.

In summary, IntraLase has first-to-market advantage. We are committed to improving our technology and expanding our intellectual property portfolio, and we have extensive clinical data to support our claims, all of which are very important to creating barriers to entry. Furthermore, there is not any competitor who has the depth of expertise that IntraLase has and no competitor has human clinical data to back up their claims.

In other news, we announced on October 7th that we hired Greg Anderson for the newly-created post of Vice President of US Sales to maximize our US sales opportunity and continue to grow our share in the US corneal flap market. Greg brings with him a track record of proven success in ophthalmic and surgical equipment sales, as well as valuable expertise in training, marketing, and strategic development. Also on October 17th, we announced that we hired Michael Brownell to fill a newly-created position of Vice President of Product Development. Michael has distinguished himself as an expert in the area of laser product development over his 18-year career, and will be responsible for leveraging and innovating IntraLase’s industry-leading, core laser technology platform.

At this point, I will turn this call over to Shelley and then I will come back to share some thoughts about our expectations for the remainder of 2005. And then we will take your questions. Shelley?

Shelley Thunen - IntraLase Corp - EVP and CFO

Thank you, Bob and good morning everyone. Global demand for our lasers continues to be robust. We sold or leased 34 lasers worldwide, up 26% from the 27 sold or leased in the comparable quarter a year ago. While the number of laser placements in the third quarter was below that of the March and June periods, it is important to remind you that the third quarter is typically the lowest laser placement quarter because of summer seasonality. International sales were particularly strong, representing approximately 60% of placements during the quarter. We believe this is a reflection of our aggressive marketing strategy to add new countries to our innovative thought-leading surgeons, or what we call “early adopters,” as well as penetrate the high-volume practices in each of our country markets.

Laser revenues were $10 million exclusive of the 30kHz upgrade, up 17% from a year ago when laser revenues were $8.6 million. Operating leases in the United States represented 50% of our US placements, up from the previous two quarters. Although leases were higher than we originally forecast, we view this as a neutral development since our goal is to get the lasers in the market and ultimately, drive procedure volumes. We structure leases as an entrance program for our customers, allowing surgeons an opportunity to get comfortable with increasing their procedure fee to patients by providing a bit lower lease payment and allowing them to convert to a sale any time during the term. Typically, our leases convert to a sale within 12 to 18 months, although sometimes earlier. Our exposure to leases is nominal as they represent an aggregate less than 10% of our installed base.

Additionally, when we can, we structure with a third-party leasing company. We receive about two-thirds of the LASIK sales value as a non-recourse advance from the leasing company, which minimizes our credit risk and increases deferred revenues on our balance sheet. Unit sales of per procedure patient interfaces were approximately 83,000 for the quarter. Year-over-year, we achieved a 65% increase compared to the third quarter a year ago. Per procedure units were down approximately 3% overall from the second quarter. The US had an increase of 18% of procedures sold from a year ago. However, the US experienced a 20% decline sequentially, attributable to normal seasonality, a weak September, and comparison to a strong second quarter.

Internationally, per procedure patient interfaces were very strong, up 265% from the comparable quarter a year ago and up 35% sequentially. As Bob mentioned, September was an unusually slow month domestically, and we did not experience the typical rebound after the summer months in the US. However, our global strategy mitigated the weather and economic slowdown in the US, with the European and Asian markets producing a very strong quarter. On a revenue basis, procedure sales were up 70% year-over-year to $9.7 million for the quarter, but down about 4% sequentially from the second quarter. We saw the average selling price of the per procedure fee come down a bit to about $118 from $118.50 in the second quarter of 2005, with a higher international mix. Maintenance revenue was $2.1 million, rising 74% from $1.2 million in the comparable quarter a year ago, and up 14%, sequentially. The gains were attributable to our growing US installed base.

Our customers have responded very enthusiastically to our 30kHz upgrade program, and we have received more than 175 upgrade orders to-date, inclusive of our shipments already made. We had originally estimated that we would complete around 40 upgrades by year-end, because we need to coordinate approximately two days of down-time at the surgeon’s office for the upgrade and clinical training. Our customers have been very accommodating and we have worked diligently around their surgery days. We recognized revenues from 45 upgrades, surpassing our goal of 40 for the entire year, realizing $1.1 million in revenue from the upgrade to an FS30.

Please note that the 30kHz laser upgrades are included in the laser revenue category on our press release. Based on our third quarter experience, we now expect to recognize another 70 or 75 30kHz upgrades for revenue in the fourth quarter.

Consolidated gross margin for the quarter was 54%, a significant improvement from 45.1% in last year’s quarter. Per procedure revenues in the third quarter of 2005 accounted for 43% revenues as compared to 37% in 2004. Margins improved, first because of mix, second due to cost savings in our laser and patient interface production first implemented in the second half of 2004 and third, because we are now generating reasonable gross margins on maintenance revenues, with the growth in our US installed base and resultant efficiencies.

Turning to expenses, research and development was $2.8 million in the third quarter, down from $3.8 million in the comparable quarter a year ago because the third quarter a year ago included a one-time $755,000 expense associated with obtaining a fully-paid, royalty-free perpetual license from the University of Michigan, and because stock-based compensation was lower by $253,000. Selling, general, and administrative costs were $7.9 million, an increase of 24% from the same quarter a year ago, but down 5% sequentially from the second quarter. Excluding the effect of stock-based compensation, selling, general, and administrative costs were $7.8 million, an increase of 34% from the third quarter of 2004 amount of $5.8 million, excluding stock-based compensation.

Increases in spending are related to increased personnel supporting our pre and post sales effort, including personnel who help our customers integrate the IntraLase technology and business messages into their practice post sale, additional marketing expenses for trade shows, and increased consulting fees for Sarbanes-Oxley implementation.

Other income and expense was just over $771,000 in income in the quarter as compared to an expense of $1,637 in the third quarter of 2004, reflecting investment of the proceeds from our initial public offering. As we have built our bond ladder, our yield is about 3.8% of cash invested, with investment income reduced a bit by interest expense on deferred operating lease revenue advances from the leasing companies I spoke about earlier. We achieved an operating profit of $1.7 million versus a $3.1 million operating loss in the comparable period of 2004. Net income was $2.4 million or diluted earnings of $0.08 per share, compared to the net loss of $3.2 million or $1.37 per share on a diluted basis a year ago.

Turning briefly to the nine-month results, revenues grew 64% to $67.1 million, from $40.8 million during the 2004 period. Gross margins expanded to 53% from 42% in the comparable period, on favorable mix, cost savings on both the patient interface and laser production first realized in the second half of 2004, and improved maintenance gross margins. Net income was $5.7 million, or $0.18 per share on a diluted basis, compared with a net loss of $7.1 million, or $3.15 per share on a diluted basis, for the first nine months of 2004.

IntraLase realizes stock based compensation expense from two sources. First, the expense of what is commonly called “cheap stock,” which arises from a look back at the time of the initial public offering to options granted before the IPO, which for most companies, including IntraLase, results in a charge to income over the vesting period of the options. This expense is fixed and declines dramatically over the four-year vesting period.

We also recognize expense for variable priced consultant options. This option expense varies with our stock price, as the option expense is dependent upon our stock price at the end of each quarter. In the third quarter, our stock price declined; therefore, the expense for both cheap stock and consultant options was $120,000 as compared to approximately $1.1 million in the second quarter of this year when our stock price increased. We do not currently expense employee stock options under 123R. We will implement expensing of employee stock options in the first quarter of 2006 when required.

I would now like to talk about the balance sheet and cash flows. As of September 30, we had $89.7 million in cash, cash equivalents, and investments, about $450,000 above our cash position at June 30th. We generated approximately $3.6 million in cash from operations and spent $2.2 million in capital outlays for leasehold improvements to our new facility, exactly what we told you in our second quarter conference call. We also used cash to acquire about $900,000 for other capital, capitalized a net amount of approximately $700,000 for net lasers placed in service for operating leases, and generated about $600,000 from the exercise of stock options and three officers paying off notes receivable to the company that were entered into several years ago to purchase IntraLase stock.

Inventories were $14.5 million at quarter’s end, up $2.7 million from $11.8 million at June 30, turning about three times per year, comparable to last quarter and a bit slower than our historical average. We ended the quarter with $11.6 million in accounts receivable, down from $12.8 million at the end of June. Day sales outstanding were 46 days, down from 50 days last quarter. Day sales outstanding continue to be at approximately 50% of industry average, despite our beginning to extend credit to selected international distributors in the second quarter.

I want to thank you very much for your time and attention, and I will now turn the call back over to Bob.

Bob Palmisano - IntraLase Corp - President and CEO

Thank you, Shelley. In summary, we are a global company and we are confident that we can continue to grow and capture market share in all our markets. Turning to our expectations for the remainder of the year, we are reaffirming our full-year guidance. For all of 2005, we look for revenues to exceed $95 million, with laser sales the strongest in the fourth quarter. We fully expect to be profitable in each quarter of 2005, and generating cash at a more substantial level in the fourth quarter, as we have paid for leasehold improvements on our new facility in the third quarter.

We continue to anticipate net income in the range of 10 to $12 million or from $0.33 to $0.37 per share on a diluted basis, with approximately half that amount coming from fourth quarter performance.

Now I would like to turn to the operator so that we can take your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions)

And sir, our first question is from the line of David Maris with Bank of America.

David Maris - Bank of America - Analyst

Hi, it’s David. I had a few questions. One— maybe if you can give us, Shelley or Bob, the feedback from the AAO. I was there so I have some sense of it, but one part that we don’t have a good sense on is that its a selling conference for you. How brisk was the business? Were people in a buying mood? Were they— do you have a lot of follow-ups for that? Is there a backlog as you enter into this quarter? And maybe just kind of give us a little more color on how you feel coming out of that conference.

Bob Palmisano - IntraLase Corp - President and CEO

Yes, David, we do use this as a selling opportunity, and the way we measure that is we develop a sales funnel and we do this every week and we look, certainly, at the week before the conference. And the week after, the sales funnel will increase dramatically in the week after. So, there was a good opportunity to move some physicians into the funnel and some further along in the funnel which gives us, we think, the opportunity to have what we need to do to sell in the fourth quarter.

So, all in all, I think that it was very good. The 30kHz laser is being very, very well received. We had— our domestic business was very well represented at the conference and we expect that to do well in the fourth quarter. And there were several doctors who traveled from all over the world to be there. So we expect, on a global basis, to have a very good show in the fourth quarter, as a result of what we saw at the conference. It was very good for us.

David Maris - Bank of America - Analyst

Great. Thank you very much.

Operator

And sir, our next question is from the line of Charles Olsziewski with Oppenheimer.

Charles Olsziewski - Oppenheimer - Analyst

Good morning.

Bob Palmisano - IntraLase Corp - President and CEO

Good morning.

Shelley Thunen - IntraLase Corp - EVP and CFO

Morning.

Charles Olsziewski - Oppenheimer - Analyst

Staying with the US business for a minute, you talked about US procedures being down 20% sequentially. Could you just give us an idea of how slow September was either relative to the other months in the quarter or however you’d like to characterize it, and if you’re seeing some rebound in the month of October?

Bob Palmisano - IntraLase Corp - President and CEO

Well, I would say that the first two months of the quarter were very normal, in that they were just about what they had been in the past and that it was only September that was down. And I think that we have to figure out what was behind that. We don’t think there was anything systematic behind it; it was just kind of a normal slowdown that occurred. Thankfully, we were able to offset that with very strong performance in other ports of the world. Regarding October, it looks, again, it looks very normal as compared to past Octobers.

Charles Olsziewski - Oppenheimer - Analyst

Okay. Staying with— Shelley, I guess this is a question for you. Your inventory in the quarter was a little over $14 million and it’s gone up sequentially each of the last three quarters. In your second quarter conference call, you talked about inventory returning to more normal levels by year-end. How are you measuring normal levels? What does that mean? As far as turns or an absolute number? I’m just trying to get a sense on that.

Shelley Thunen - IntraLase Corp - EVP and CFO

No, I look at turns for inventory levels. We’ve been running around 3.5 to 4 times turns. In the third quarter, we built up inventory a little bit as we prepared for the fourth quarter. And that’s why I said in the second quarter, that we expected to turn to more normal levels as we exited the year.

Charles Olsziewski - Oppenheimer - Analyst

Okay. And with DSOs, obviously they came down a little bit sequentially, and you’re still below industry averages, fairly much so. With the international business seemingly doing even a bit better than you may have thought, say six months ago, are you still looking at keeping DSOs kind of in that 50 range?

Shelley Thunen - IntraLase Corp - EVP and CFO

We are looking at keeping them in the 50 range. I think we’re doing very well on DSOs; we pay a lot of attention to it, we’re careful with our credit. But I do expect them not to remain at 46, more so in the 50 range, maybe even a little bit higher if the international business expands and as we get more comfortable giving credit to our international distributors.

Charles Olsziewski - Oppenheimer - Analyst

Okay. And then one last question on cash. You generated some modest cash in the quarter. That’s going to obviously, Bob as you mentioned, improve as we go into the fourth quarter and into 2006. I would suspect, based on the way the stock is now, you’re probably not looking at a buyback. You’ve talked in the past about acquisitions that fit certain very well-defined parameters that you’ve outlined. Are you seeing anything at all, without getting specific, that even fits the parameters that you have outlined in the past? Or is it— there’s nothing really out there that you see that fits what you’re looking for at this juncture?

Bob Palmisano - IntraLase Corp - President and CEO

Well, I would say there’s nothing imminent, but there are things out there that fit the parameters— and I’ll just recap those for those on the call— there has to be technologically-advanced products, to deal with the same customer that we’re currently dealing with, that is, refractive surgeons dealing with front of the eye. And thirdly, hopefully, the near term accretive in the second or third year. So there are things out there that certainly we’re looking at, but there’s nothing imminent.

Charles Olsziewski - Oppenheimer - Analyst

Okay. That’s good. Thanks.

Operator

And sir, our next question is from the line of Jason Mills with First Albany Capital.

Jason Mills - First Albany Capital - Analyst

Hi. Good morning, everyone.

Shelley Thunen - IntraLase Corp - EVP and CFO

Good morning, Jason.

Jason Mills - First Albany Capital - Analyst

Wondered if you could go a little bit further, Bob, into the US business in the quarter. You mentioned September took the brunt of the hit. Last fourth quarter I know that you mentioned a couple of very high-volume doctors that sort of hit the beach for several weeks and you quantified that as 3 to 4 or 5,000 procedures. Could you similarly give us an estimate as to what the hurricanes and the higher energy prices impacted your southern part of the US business in the quarter?

Bob Palmisano - IntraLase Corp - President and CEO

Well, I think that— we don’t — I don’t think it affected a lot of centers. For example, in New Orleans, we just had one center there. But I think that it did put a kind of a pale over people’s consumer spending. I mean, look at consumer spending confidence was measured very low in September. So, I think that in general that had something to do with September. And hopefully, that we’ll be able to rebound off that. That’s, again, a benefit of having this global business that we have, that if there is a weakness in one part of the country or the world, is that we can offset that.

Now, we took a little bit of heat last year at the end of the year, when we invested a lot of money on our international infrastructure. And that seems to really be paying off right now, because there were some variances in individual markets and we offset them. Regarding the fourth quarter, I don’t have any idea as to physicians’ vacation schedules. However, I think we’re going to be less volatile than we had been in the past simply because our base has expanded so much and we’re not so dependent upon a few doctors.

Jason Mills - First Albany Capital - Analyst

Okay, great. So when we look into the fourth quarter, your mix this quarter seemed to be sort of closing in on the two-third deal (ph), less than two-thirds of your procedures in the US and then more than a third outside the US. So that’s ramping quite significantly. Should we expect this to move, continue to mix towards the international business in the fourth quarter? Or would you expect a rebound in the fourth quarter such that, maybe, it’s going to— then the mix will be similar to the third quarter or even, maybe, a little bit more US as you come back (ph)?

Bob Palmisano - IntraLase Corp - President and CEO

It’s a little bit hard to predict, but I would think that it would be more normal. I would think we’d be back to the normal levels. I don’t think that the ratio of international to US business is going to change in the fourth quarter. However, I do think, as we get into the years in front of us, I think that it will. And that is simply because we have these horizontal distribution opportunities available to us, such as expansion into China, South America in 2006, maybe Russia. So there are still a lot of geographical expansion opportunities available to us. So I would think that, over the next year or two, is that we will see more— business being skewed a little bit more to international. Not quite 50/50, but moving in that direction as we get into next year.

Jason Mills - First Albany Capital - Analyst

Okay, so into 2006. Great.

Bob Palmisano - IntraLase Corp - President and CEO

Right.

Jason Mills - First Albany Capital - Analyst

Few follow-ups and I’ll get back in queue. What are your expectations for upgrades now that you’ve done so many in the third quarter for the fourth quarter, specifically? And also, Shelley, you mentioned that you had reasonable gross margins for the first time on the maintenance side. Are we talking about going from sort of very, very modest low, single-digit gross margins to somewhere in the low teens? Or could you just give us some flavor as to what the gross margins were there? And it also looked like, maybe, gross margins on the lasers were pretty solid as well.

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, three questions. I’ll answer your first one first. Expectations of the 30kHz upgrades, we’re now looking to do 70 to 75 30kHz upgrades for the fourth quarter, based upon our third quarter experience and doctors willing to take them. Second, you— I think you asked— I’m sorry, I forgot what the second question was.

Jason Mills - First Albany Capital - Analyst

It’s regarding your gross margins for maintenance that you mentioned, reasonable and I’m just wondering relative to where it was it seems like it was just, maybe, very, very modestly positive and that seems to have moved up. What do you consider reasonable, I guess?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, we don’t give specific guidance into each line item of the gross margin lines. But I will tell you across the board, our margins did improve. We’ve been very pleased with our ability to improve margins built on our lasers, our per procedure fees, the cost of the patient interface, as well as our maintenance. I think we got a nice pop-up this quarter in terms of the maintenance, and I do believe it’s sustainable.

Jason Mills - First Albany Capital - Analyst

Great. Thanks. I’ll get back in queue.

Operator

And sir, our next question is from the line of Peter Bye with CitiGroup.

Peter Bye - CitiGroup - Analyst

Thanks, guys. Appreciate it.

Shelley Thunen - IntraLase Corp - EVP and CFO

Good morning, Peter.

Peter Bye - CitiGroup - Analyst

A couple of questions on your comments on October in the US. You do have— you have an easy comp in Q4 just given the reuse of the disposable last year and the vacation comments. Just trying to blend that, too, with your saying there’s a rebound in October. I mean, should we see, really, numbers closer in growth of Q1, Q2 than Q3 on a year-over-year basis in the US?

Bob Palmisano - IntraLase Corp - President and CEO

Yes well, Q4 is generally a pretty strong quarter; it’s not as strong as Q1 in procedures. But it’s a very, it’s usually a very, very good quarter. It’s usually an excellent quarter in terms of equipment placement, so we’re anticipating both a step up in terms of procedures and certainly equipment. And certainly, doing better than Q3. It’s a little bit early. October was pretty normal. Also, in October, we had the AAO, which a lot of doctors are out for the better part of a week and are not doing surgery. And so we play that into it and figure out that October looked very reasonable to us, and we’re hoping that that’s the start of a good rebound. We didn’t see any seasonality, really, in most of our international markets. They remained very, very strong in October.

Peter Bye - CitiGroup - Analyst

Okay. And then, Shelley, in the last call, you mentioned about $2.5 million had been built into the guidance at the start of the year on stock options. Obviously, we’re not there, given the stock price. Let’s make an assumption, which is not going to be probably true, but that the stock stays at 16. What are you looking for in Q4?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, you know I think the issue is that from our perspective we’ve now booked about $1.2 million.

Peter Bye - CitiGroup - Analyst

Right.

Shelley Thunen - IntraLase Corp - EVP and CFO

We’re, maybe, half the million, half of the $2, $2.5 million. And I think it’s really dependent on what the stock price does in the fourth quarter. If it stays at 16 we won’t have another million dollars in expense. If it goes up, it’s likely that we will. And so I think that that’s always an unknown. In my numbers, I’m still assuming that we will have some increase in stock basis (ph) cost in the fourth quarter.

Peter Bye - CitiGroup - Analyst

First, so the guidance includes the full $2.5 for the year, then? Or no?

Shelley Thunen - IntraLase Corp - EVP and CFO

Well, remember, I’ve always said $2 to $2.5.

Peter Bye - CitiGroup - Analyst

Okay.

Shelley Thunen - IntraLase Corp - EVP and CFO

So, the guidance includes close to that number.

Peter Bye - CitiGroup - Analyst

Okay, and then just on— when you go on Q4 on the margins on the upgrade side as well. Are those pretty comparable or above the hardware margins?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes again, I don’t break out margins by product lines. But I’ve always said that they’re comparable to— not exactly— but comparable to the laser gross margin.

Peter Bye - CitiGroup - Analyst

Okay. And then just on the last call too, Bob, you had mentioned that you were comfortable with the high end of the range. Is that still true?

Bob Palmisano - IntraLase Corp - President and CEO

Yes.

Peter Bye - CitiGroup - Analyst

Okay. Great. Thank you.

Operator

And sir, our next question is from the line of Jennifer Hsui with RBC Capital Markets.

Jennifer Hsui - RBC Capital Markets - Analyst

Hi, good morning. Great quarter.

Bob Palmisano - IntraLase Corp - President and CEO

Hi, Jenny.

Shelley Thunen - IntraLase Corp - EVP and CFO

Good morning, Jenny.

Jennifer Hsui - RBC Capital Markets - Analyst

Good morning. Just a couple questions. First, are you still expecting about half of revenues in the fourth quarter to come from procedures or has that changed somewhat, due to the higher upgrade revenues anticipated now?

Bob Palmisano - IntraLase Corp - President and CEO

Yes, I would expect that with the upgrades in it is that the equipment piece will be higher than the procedure piece in the fourth quarter.

Jennifer Hsui - RBC Capital Markets - Analyst

Okay. Okay. And then, in terms of laser placements in the fourth quarter, should we expect— I guess in the fourth quarter and going forward— should we expect the US and OUS split of laser placements to be similar to the Q3 level of 60/40?

Bob Palmisano - IntraLase Corp - President and CEO

Yes, that’s a little bit hard to estimate. But I think, as we get out into ‘06, is that more laser placements will take place outside the US simply because there’s more opportunities. There’s more geography out there, more procedures are done out there, at least in 2006. I don’t know, I can’t really see too far beyond that. But I would think that we would have more laser placements outside the US than inside the US in the next year or so.

Jennifer Hsui - RBC Capital Markets - Analyst

Okay. Okay, great. That’s all I have. Thank you.

Operator

And sir, our next question is from the line of Kevin Reeder with Silvergate Capital.

Kevin Reeder - Silvergate Capital - Analyst

Yes, hi. I wanted to ask as you’re expanding more internationally now, are you finding higher utilization per laser in your new markets? For example, the laser in China or Poland, are you expecting greater than 300 procedures per quarter per laser on those markets?

Bob Palmisano - IntraLase Corp - President and CEO

No, I don’t have enough information on those particular lasers. But I would say, generally speaking, because cyclographically we’re more in the early-adopter phase internationally that tend to be higher volume, is that the lasers that we place internationally are usually higher volume. As opposed to the US market, where we’re past the early-adopter phase, more into the early-majority phase, is we’re now penetrating centers that do lower volumes. So in general, I’ve always said is that procedure volume per— utilization per laser— should level off or come down slightly as— of course, we have such have a large installed base in the US. But internationally, when we— right now, when we place lasers, usually they’re higher-volume locations right now, yes.

Kevin Reeder - Silvergate Capital - Analyst

Okay. So you think, maybe, those two courses (ph) act to stabilize that (inaudible)?

Bob Palmisano - IntraLase Corp - President and CEO

Right.

Kevin Reeder - Silvergate Capital - Analyst

Okay. And then, any sense of— at AAO, I kind of started to pick up a little bit on some talk that academic institutions are getting more and more interested in the laser because of some of the other applications, like lamellar keratoplasty. Are you guys starting to see any interest in orders from university centers?

Bob Palmisano - IntraLase Corp - President and CEO

Well, yes, we do. We have, I think we have 16 or so teaching institutions that have our laser and they use them to create LASIK flaps. But they’re very, very interested in these therapeutic uses that we talked about a lot at the AAO. And these therapeutic uses do help drive laser sales, both at institutions in the US and a lot in Europe, where ophthalmologists tend to be more general ophthalmologists and not just refractive surgeons. So this is an important area for us and we have a great history with the teaching institutions. And that’s important because some of these institutions, for example, Baskin-Palmer in Miami, which is a very highly-rated institution, doesn’t even teach using a bladed microkeratome anymore. It’s just the femtosecond laser, which of course, when these physicians graduate and go out on their own, that’s what they look to have. So we pay a lot of attention to that.

Kevin Reeder - Silvergate Capital - Analyst

Okay, great. Thanks a lot. Great quarter.

Bob Palmisano - IntraLase Corp - President and CEO

Thanks.

Shelley Thunen - IntraLase Corp - EVP and CFO

Thank you.

Operator

(Operator Instructions) And sir, our next question is from the line of Andy Schopick with Nutmeg Securities.

Andy Schopick - Nutmeg Securities - Analyst

Thank you and good morning. Hi, Bob.

Bob Palmisano - IntraLase Corp - President and CEO

Hi, Andy.

Andy Schopick - Nutmeg Securities - Analyst

Bob, I was listening to a call earlier, prior to your call today— LCA, which as you know, had some real success here in the last couple of years in terms of its growth rate. They specifically stated that they had no plans yet to install any IntraLase, and just wondered if you could comment on what some of the factors might be at this stage that would be inhibiting any acceptance of this technology among some of the centers?

Bob Palmisano - IntraLase Corp - President and CEO

Well, I didn’t listen to the call. I’m sorry. But we have a lot— we have lasers placed at TLC and...

Andy Schopick - Nutmeg Securities - Analyst

Yes, I’m aware of that.

Bob Palmisano - IntraLase Corp - President and CEO

...and Jim Wachman commented last quarter that there were 21 in their— LCA has a very different business model. And they’re more geared towards value pricing. And while we think that we can still make a contribution into that business model, we haven’t gotten any orders from LCA yet. But it’s not without trying. We continue to be in contact with them and we feel, at some point in time, that the overwhelming evidence will lead them to adopt this technology.

So I think, to answer your question specifically, I think it’s one of economics and we keep on getting a lot of data— I mentioned this SM2 Consulting data that shows that doctors have successfully increased their prices, just under $400 per eye. At the same time, they have increased their volumes, their revenues have gone up, and we just need to keep on making that case over and over again. But regarding LCA, I think it’s just an economic issue at the present time.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Shelley, a couple of questions for you, if I may. You mentioned some capitalized cost, I believe, associated with the operating leases. I wasn’t clear on what it was, but was it $700,000 and would you repeat again what those capitalized costs specifically are?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, what those capitalized costs are is when we do an operating lease in the US, we capitalize those as assets placed in service. Separate line items for fixed assets. And then we amortize the cost of the laser over 39 months and then take in the revenue from the operating lease over that same period of time or the time period of the lease, whichever is greater.

Andy Schopick - Nutmeg Securities - Analyst

So, in the fixed assets category, what is the total amount of operating lease-related capitalized cost?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, we have not broken that out. We also don’t include that as a fixed asset. When you look at our 10Q, we do more detailed balance sheets; that’s actually in other assets.

Andy Schopick - Nutmeg Securities - Analyst

Other long term assets?

Shelley Thunen - IntraLase Corp - EVP and CFO

Other long term assets, yes.

Andy Schopick - Nutmeg Securities - Analyst

And so you have not broken out that cumulative number?

Shelley Thunen - IntraLase Corp - EVP and CFO

No, we have not.

Andy Schopick - Nutmeg Securities - Analyst

Can you tell me what it has been, so far, for the year to date?

Shelley Thunen - IntraLase Corp - EVP and CFO

You know, I don’t have that at the tip of my fingertips, right now. I’d have to go back and look at that number. But it’s probably in the range of a $1.3 or $1.4 million.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Alright, thank you.

Operator

And folks, our next question is again from the line of Jason Mills.

Jason Mills - First Albany Capital - Analyst

Hi, just a few follow-ups. Bob, you mentioned placing the initial lasers in China. My guess is it hasn’t started to contribute to your results. The opportunity certainly, on the surface, and all the (ph) medtech market seems huge in China, could you characterize that for us and give us a reasonable estimate as to when China may contribute to your results?

Bob Palmisano - IntraLase Corp - President and CEO

Well, I think through 2006 we’re looking for China to contribute significantly. You’re right, it’s a big market. There seems to be a lot of wealth there. LASIK is very, very popular in the major cities. And I can’t, at this point, articulate exactly how much; but we see that as a very significant opportunity for us.

Jason Mills - First Albany Capital - Analyst

How many lasers do you have there now? And then, where could that go on just a conservative basis, do you think?

Bob Palmisano - IntraLase Corp - President and CEO

I think in China we have 5, if you include— I guess you can include Hong Kong as part of China— I think we have 5. So, I would see that really taking off next year.

Jason Mills - First Albany Capital - Analyst

Okay. And Shelley, just on the pricing side, you mentioned on a blended basis, worldwide, it was slapped down a little bit; but if you kind of look at the procedure numbers you put up, US versus international, to get to your $9.7 million number for procedural sales, it looks like in each — if you break out US versus international— that, sequentially, in both of those areas it actually picked up a little bit; just the mix got you. Is that a fair assessment?

Shelley Thunen - IntraLase Corp - EVP and CFO

It’s a fair assessment.

Jason Mills - First Albany Capital - Analyst

Okay. So going forward, given that you did institute, not too long ago, a price increase and you’re probably still seeing a higher percentage in the US procedures continue moving forward from the non-early-adopters, so to speak, would you expect, in the US market, specifically, for that to continue to pick up? And then, whatever the blended price may be will be dependent on mix?

Shelley Thunen - IntraLase Corp - EVP and CFO

Yes, I think that’s a fair assessment.

Jason Mills - First Albany Capital - Analyst

Okay. Thanks a lot guys.

[Inaudible question - microphone inaccessible]

Operator

And sir, our next question is from the line of Brian Delaney with Entrust.

Brian Delaney - EnTrust Capital - Analyst

Good morning. Congratulations on the quarter.

Shelley Thunen - IntraLase Corp - EVP and CFO

Good morning, Brian.

Brian Delaney - EnTrust Capital - Analyst

A couple quick questions. When he was talking about LCAV and part of the current, I guess, inability to place some there as one of unit economics, when you look at the US, how many centers that are employing a premium pricing strategy that also had the volumes required for the unit economics that you guys have put out? What is the opportunity, as you guys see it, for continued placements for new centers?

Bob Palmisano - IntraLase Corp - President and CEO

We look at the US market as that we have a target of about 700 centers that meet the volume and economic standards for our lasers, including that would be the LCA centers. We think that they do meet them; although we haven’t penetrated there yet. So our target market in the US is about 700 centers and we’re at a little over 200 of them now. So we still have a long way to go, a lot of work out in front of us; but a lot of opportunity.

Brian Delaney - EnTrust Capital - Analyst

So when you try to define the 700 centers, they are ones that employ premium pricing and are doing the volume requirements that you (inaudible)?

Bob Palmisano - IntraLase Corp - President and CEO

Well, doing the volume. I don’t think we have it broken down, necessarily, as to what their pricing strategies are. One of the interesting pieces of data that came out of this SM2 study that was done earlier this year was that doctors, in all different price stratifications, that have taken on the IntraLase lasers have significantly raised their prices. Not only doctors that were previously charging $2,000 per eye were able to raise their prices $300 or $400 per eye. Doctors who were charging $1,000 per eye were able to raise their prices even more. So that, no matter what price people went into it at, they were able to extract premiums when they got the technology into the practice.

Brian Delaney - EnTrust Capital - Analyst

And if volumes continue to be somewhat soft, do you think that people revert back to the pricing strategy you saw a couple of years ago?

Bob Palmisano - IntraLase Corp - President and CEO

Actually, I don’t. I think that, generally speaking, is that LASIK is not that price-sensitive a procedure when, if you recall, a couple of years ago prices decreased significantly and volumes decreased significantly. When prices rebounded, volumes went up. So I don’t see the industry reverting back to $1,100 per eye, as it was in 2003 or 2002. It’s now about $2,000 an eye,— just under $2,000 an eye— and I see that being maintained.

Brian Delaney - EnTrust Capital - Analyst

Right. And then, on the inventory, can we get the component breakout between finished goods and raw materials?

Shelley Thunen - IntraLase Corp - EVP and CFO

You know, I don’t have that with me. It will be in the queue.

Brian Delaney - EnTrust Capital - Analyst

Okay. And then, what was the price— I’m sorry— the price per upgrade? What is it, the upgrade cost again? What is the list price and what was the actual sales price?

Shelley Thunen - IntraLase Corp - EVP and CFO

What we’ve said is the list price is around $50,000 per procedure. If you take the revenues divided by the number of upgrades in a quarter, our ASP was around $24,200 and that’s inclusive of the US as well as international distributor pricing.

Brian Delaney - EnTrust Capital - Analyst

Okay. And so it’s $24,000 with the ASP. And the ASPs in the US, again? Just so I make sure the math is correct and just trying to get, directionally, which way I should think about the ASPs in the US going for the actual hardware.

Shelley Thunen - IntraLase Corp - EVP and CFO

You know I don’t break out ASPs achieved US versus domestically (ph). We look at ASPs for the total market. And then the recommended list price of $50,000, that’s worldwide. So we wouldn’t, obviously, sell it at that price to our distributors.

Brian Delaney - EnTrust Capital - Analyst

Okay. And the last question. Are there any, in terms of visibility of units within the distribution network outside the US, is the entire network clean at this point?

Shelley Thunen - IntraLase Corp - EVP and CFO

Most of the time, our distributors do not carry inventories. And the reason is that it’s a relatively expensive piece of equipment overall.

Brian Delaney - EnTrust Capital - Analyst

Okay. But at this point, are there units in the channel internationally?

Shelley Thunen - IntraLase Corp - EVP and CFO

If there are, there are very, very few.

Bob Palmisano - IntraLase Corp - President and CEO

I don’t know of any, tell you the truth.

Brian Delaney - EnTrust Capital - Analyst

Okay. Okay, well thank you so much for your time.

Bob Palmisano - IntraLase Corp - President and CEO

You’re welcome.

Shelley Thunen - IntraLase Corp - EVP and CFO

Thank you.

Operator

And sir, our next question is from the line of Larry Hanovich (ph) with HMTC (ph).

Larry Haimovitch - HMTC - Analyst

Good morning, Bob.

Bob Palmisano - IntraLase Corp - President and CEO

Hi, Larry.

Larry Haimovitch - HMTC - Analyst

Question is there’s a lot of action going on right now in the refractive surgery side, with regard to the up-pricing from Restore, Resume, Ionics. I realize that is not directly in your line of business. I’m wondering if that has any effect at all on LASIK procedures or in any way is impacting your business? It may be a very obscure relationship, but I was just curious if there’s anything to that.

Bob Palmisano - IntraLase Corp - President and CEO

Good question, but I don’t think so. Most of these products have to do with cataract patients and are not really LASIK-treated patients, although I’m sure there’s some crossover there. But if it is, it’s very small. One of the things, certainly, that came out of the AAO that I thought was impressive was that despite all the new kinds of things that people talk about, in terms of Phakic IOLs and multifocals and accommodating IOLs, is that LASIK is still by far the dominant procedure. And doctors see it as the dominant procedure, i.e. 90% of the market going forward for many, many years. So I think that it’s great that there’s a lot of innovation taking place. But I think that the innovation that’s taking place will be complementary, generally complementary, to LASIK and not competitive to LASIK.

Larry Haimovitch - HMTC - Analyst

Yes, that’s what my thought was, too. It just was— I thought a big highlight of the AAO was the tremendous interest in that part of refractive surgery. Now, of course, I understand it doesn’t directly relate, but...

Bob Palmisano - IntraLase Corp - President and CEO

Right.

Larry Haimovitch - HMTC - Analyst

(inaudible) Thanks for the comments.

Bob Palmisano - IntraLase Corp - President and CEO

Thank you.

Operator

And sir, our next question is again from the line of David Maris.

David Maris - Bank of America - Analyst

Actually, my question’s been answered. Thank you.

Operator

And sir, our next question is again from the line of Andy Schopick.

Andy Schopick - Nutmeg Securities - Analyst

Yes, I’d just like to ask for clarification on the comment that was made about beginning to extend credit to international distributors. At this time, how many international distributors does the company have? Does it plan to expand that number over the course of the next year? And what types of credit terms would you be willing to employ here to stimulate business?

Shelley Thunen - IntraLase Corp - EVP and CFO

We have 15 international distributors.

Andy Schopick - Nutmeg Securities - Analyst

15?

Shelley Thunen - IntraLase Corp - EVP and CFO

15.

Andy Schopick - Nutmeg Securities - Analyst

Yes.

Shelley Thunen - IntraLase Corp - EVP and CFO

We will add— typically, international distributors are country-specific and work within one country. As we expand our distribution network into South America and other countries in South America, I expect that to expand modestly as well. Typically, for international distributors, there is — the set policy is that we need to have not only good financials from them, but experience with them before we start extending credit. We’re typically pretty conservative about that. We’ll start with cash in advance or letters of credit in order to sell them lasers and procedure fees, and then as we go through— and financial data from them— then we’ll start extending credit. Not all of our international distributors will qualify for credit immediately.

Andy Schopick - Nutmeg Securities - Analyst

What about the day sales outstanding on international sales going forward? Could they be as much as 90, 100 days?

Shelley Thunen - IntraLase Corp - EVP and CFO

No, I don’t expect that.

Andy Schopick - Nutmeg Securities - Analyst

Okay, thanks.

Operator

And sir, we have no further questions. Back over to the group for any further remarks.

Bob Palmisano - IntraLase Corp - President and CEO

Oh, thanks, everybody, for listening and for your questions. The continued rapid adoption of our technology on a worldwide basis, increases in market share, and the rollout of the IntraLase FS30 and upgrades gives us confidence in our ability to sustain a significant global momentum we have created thus far and into the fourth quarter.

I look forward to talking to you again and giving you an update. I guess it will be some time in February, with our year-end and our fourth-quarter results. And if you have any other questions, certainly give us a call and we’ll attempt to answer them. Thank you very much.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect.

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